Exhibit 99.1

Investor Contact:

Alex Hughes

Dolby Laboratories

415-645-4572

investor@dolby.com

Media Contact:

Paula Dunn

Dolby Laboratories

415-645-5000

news@dolby.com

Dolby Laboratories Announces Pricing of

Class A Common Stock Offering

San Francisco, May 23, 2007—Dolby Laboratories, Inc. (NYSE: DLB) today announced that an offering of 7,000,000 shares of Class A common stock has been priced at $32.00 per share. All of the shares are being offered by an affiliate of Ray Dolby, the founder, chairman of the board of directors, and, together with certain affiliates, the largest stockholder of Dolby Laboratories.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as joint book runners for the offering. Morgan Stanley & Co. Incorporated, William Blair & Company, L.L.C., and Canaccord Adams Inc. acted as comanagers for the offering. The underwriters have an option to purchase up to 1,000,000 additional shares of Class A common stock from the selling stockholder.

A copy of the prospectus supplement and the prospectus relating to these securities may be obtained from the underwriters, when available, at the following addresses:

Goldman, Sachs & Co.	J.P. Morgan Securities Inc.
Attn: Prospectus Department	National Statement Processing
85 Broad Street	Prospectus Library
New York, NY 10004	4 Chase Metrotech Center, CS Level
Fax: 212-902-9316	Brooklyn, NY 11245
Email: prospectus-ny@ny.email.gs.com	Telephone: 718-242-8002
Email: addressing.services@jpmorgan.com

These securities are offered pursuant to a registration statement that has become effective under the Securities Act of 1933. The Class A common stock is only offered by means of the prospectus included in the registration statement and the prospectus supplement related to the offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Dolby Laboratories

Dolby Laboratories develops and delivers products and technologies that make the entertainment experience more realistic and immersive. For more than four decades, Dolby has been at the forefront of defining high-quality audio and surround sound in cinema, broadcast, home audio systems, cars, DVDs, headphones, games, televisions, and personal computers.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S07/18313 DLB-F